Exhibit 4.10

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”) is made as of September 8, 2010 (the “Effective Date”), by and between SV Angel II-Q, L.P., a [            ]limited partnership (the “Optionee”), and Yext, Inc. f/k/a Alpha Creations Corporation, a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, beginning on the date hereof, the Optionee has made available to the Company Ronald Conway and David Lee, two partners of the Optionee (collectively, the “Advisors” and each, individually, an “Advisor”), who shall provide certain advisory services to the Company (the “Services”); and

WHEREAS, in consideration for the performance of the Services, the Company has authorized and set aside for issuance up to 25,000 shares of its Common Stock (the “Shares”), for the Optionee to purchase, at its option, pursuant to the terms of this Agreement; and

WHEREAS, the Optionee desires to obtain the right to purchase from the Company, and the Company desires to be obligated to sell to the Optionee, at the Exercise Price, the Shares, subject to the rights, restrictions and vesting periods set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.1.            Definitions. For purposes of this Agreement, the following initially capitalized words and phrases will be defined as set forth below:

(a)             “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with such Person.

(b)             “Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime by either Advisor that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers, (ii) gross negligence or willful misconduct by either Advisor with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of either Advisor’s performance of the Services; (iii) alcohol abuse or use of controlled drugs by either Advisor other than in accordance with a physician’s prescription; (iv) refusal by either Advisor to perform the Services to the Company or its Affiliates (other than due to a Disability), which refusal, if curable, is not cured within fifteen (15) days after delivery of written notice thereof; or (v) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights.

(c)          “Change in Control” shall have the meanings ascribed to it in the Plan.

(d)         “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(e)          “Common Stock” means the Company’s Common Stock, par value $0.001 per share.

(f)          “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

(g)          “Disability” means a condition rendering either Mr. Conway or Mr. Lee Disabled.

(h)         “Disabled” has the meaning as set forth in Section 22(e)(3) of the Code.

(i)           “Exercise Price” means $2.06 per share.

(j)          “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(k)         “Plan” means the Company’s 2008 Equity Incentive Plan, as amended to date.

ARTICLE II
Option

Section 2.1.            Option; Vesting Schedule. The Company and the Optionee hereby agree that the Optionee shall have the right, but not the obligation, to purchase from the Company (to the extent not previously purchased), and the Company shall have the obligation to sell to the Optionee, at the Exercise Price, the Shares (provided that the Services are continuing to be provided to the Company through each respective vesting date) in accordance with the following vesting schedule (the “Option”):

(a)             the Optionee shall have the right to require the Company to sell to the Optionee, and the Company shall be obligated to sell to the Optionee, up to twenty-five percent (25%) of the Shares on September 8, 2011 (the “First Vesting Date”), which is the one (1) year anniversary of the Effective Date; and

(b)           thereafter, the Optionee shall have the right to require the Company to sell to the Optionee, and the Company shall be obligated to sell to the Optionee, an additional 1/36th of the remaining Shares on the last day of each full calendar month following the First Vesting Date.

All Shares that have vested in accordance with the foregoing schedule shall be referred to as “Vested Shares”. All Shares that have not yet vested in accordance with the foregoing schedule shall be referred to as “Unvested Shares”. The Option may only be exercised at any time as to a whole number of Shares.

Any full or partial exercise of the Option set forth in this Section 2.1 shall be made in accordance with the terms of Section 2.4 hereinbelow.

Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to the Shares and the Exercise Price in order to prevent the dilution or enlargement of rights and benefits thereunder. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Company’s preferred stock into shares of Common Stock.

Section 2.2.           Expiration Date.  The Option set forth in this Article II shall expire on the ten (10) year anniversary of the Effective Date (the “Expiration Date”). The Option is subject to earlier termination as provided in this Agreement.

Section 2.3.           Effect of Termination of Service.

(a)             In the event that the Services are no longer being provided to the Company or any of its Affiliates:

(i)              for any reason (other than a termination for Cause), then the Option shall be exercisable for the number of Shares which were Vested Shares on the last day that the Services were provided to the Company (the “Cessation Date”) and shall remain exercisable until the earlier of (i) the ninety (90) day anniversary of the Cessation Date, or (ii) the Expiration Date. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that, at any time, (i) either Advisor is, for any reason other than Cause, or (ii) both Advisors are, for any reason other than Cause, Disability or death, no longer providing, or is, in the case of one of the Advisors, or are in the case of both Advisors, unable or unwilling to provide, the Services to the Company or any of its Affiliates, the Company may, in its sole discretion, deem that the Services have been terminated and the provisions of this Section 2.3(a) shall apply;

(ii)             due to the Disability of both Advisors, the Option may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine, for a period expiring on the earlier of (i) the one (1) year anniversary of the Cessation Date, or (ii) the Expiration Date;

(iii)            due to the death of both Mr. Conway and Mr. Lee, the Option may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine, by the Optionee for a period expiring on the earlier of (i) the one (1) year anniversary of the Cessation Date, or (ii) the Expiration Date; or

(iv)            due to a termination for Cause: (i) any Unvested Shares not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Vested Shares for which the Company has not yet delivered stock certificates will be immediately and automatically forfeited and the Company will refund to the Optionee the Applicable Exercise Price paid for such Vested Shares, if any.

(b)             In the event of a Change in Control, the Company may, with respect to the Option, take any action permitted under the Plan that the Company is permitted to take with respect to option grants awarded by the Company under the Plan.

Section 2.4.            Method of Exercise. The Option may be exercised by the Optionee by the delivery to the Company of a written notice of exercise (the “Exercise Notice”) specifying: (a) that the Option is being irrevocably exercised; (b) the number of Vested Shares being purchased by the Optionee with respect to such exercise; and (c) the aggregate purchase price payable to Company with respect to the Vested Shares being exercised (the “Applicable Exercise Price”). The effectiveness of the Exercise Notice and the underlying exercise of the Option shall be subject to the Optionee’s adherence to the conditions in Section 2.6 below and such other applicable provisions of this Agreement. The Exercise Notice shall not be effective unless the Optionee delivers, along with such Exercise Notice, the following payment amounts to the Company: (A) an amount equal to the Applicable Exercise Price and (B) an amount equal to any and all taxes and similar withholding amounts that the Company determines are applicable with respect to such exercise (the “Tax Amount”). The foregoing amounts shall be paid by the Optionee to the Company by certified check or by wire transfer of immediately available funds. No Shares will be issued upon exercise of the Option until full payment of the Applicable Exercise Price and Tax Amount has been made.

Section 2.5.            Closings.               The closing of the purchase and sale of the Shares pursuant to this Article II shall take place in one or more closings (each, a “Closing”) on the date (each, a “Closing Date”) which is ten (10) days after the delivery of an Exercise Notice to the Company, or such other date as may be agreed to by the Optionee and the Company. Payment of the Applicable Exercise Price and Tax Amount shall be made in full by certified check or wire transfer of immediately available funds on the applicable Closing Date. Upon receipt of the Applicable Exercise Price and Tax Amount, the Company shall deliver to the Optionee a certificate representing the number of Shares purchased by Optionee on the applicable Closing Date.

Section 2.6.            Stockholder Agreements. Notwithstanding the foregoing, the Optionee’s exercise of the Option (whether in full or in part) shall, with respect to the Shares to be purchased by the Optionee, be, at the Company’s discretion, conditioned upon the Optionee’s execution of (a) any stockholder agreements or similar agreements then in effect among the Company and its stockholders regarding the rights and obligations of the Company’s stockholders, restrictions on transfer of shares of capital stock of the Company, voting of shares of capital stock of the Company, and/or any other similar rights and obligations and (b) any other agreement as the Board may require. The Optionee acknowledges and agrees that such agreements may include terms and conditions that provide the Company and/or other stockholders of the Company with (i) a right of first or secondary refusal with respect to Shares purchased by the Optionee pursuant to the Option, (ii) a right of the Company to repurchase Shares purchased by the Optionee pursuant to the Option, (iii) “drag-along” rights in favor of the stockholders owning a majority of capital stock of the Company, (iv) “market standoff” or “lock-up” conditions, and (v) such other terms and conditions as the Board and/or the Company may require.

ARTICLE III

Optionee Representations and Warranties

Section 2.1.           Representations and Warranties. The Optionee hereby represents and warrants to the Company as follows:

(a)           The Optionee acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration is available. The Optionee is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions. The Optionee agrees that the Optionee will sell, transfer, or otherwise dispose of the Shares only in compliance with then applicable federal and state securities laws. The Optionee understands that there is no established market for the Shares, that no such market may ever develop, and that the Company is not under any obligation to register any of the Shares.

(b)           None of the following has been represented, guaranteed or warranted, either expressly or by implication, to the Optionee, by the Company, its directors, officers, agents, attorneys, employees, or by any other person: (i) the length of time that the Optionee will be required to hold its investment in the Shares; (ii) that any gain or profit will be realized as a result of an investment in the Shares; or (iii) that the past performance or experience of the Company, its management or any of its affiliates, or of any other person, will in any way be indicative of the future results of the ownership of the Shares.

(c)           This investment is being made for the account of the Optionee, for investment by the Optionee and not with a view to distribution or resale. The Optionee’s financial commitment to all investments is reasonable in relationship to the Optionee’s net worth. The Optionee has made an independent examination of an investment in the Shares and has such knowledge and experience in financial and business matters that the Optionee is capable of evaluating the scope and type of information needed to make such a determination and the merits and risks of such an investment and to the extent appropriate, consulted a legal, tax, or business advisor. The Optionee does not require a purchaser representative to assist or advise it in connection with evaluating the risks and merits of the prospective investment.

(d)         THE OPTIONEE IS FULLY ABLE TO BEAR THE ECONOMIC RISK OF THIS INVESTMENT. AN INVESTMENT IN THE SHARES IS SUITABLE FOR THE OPTIONEE IN LIGHT OF THE OPTIONEE’S FINANCIAL POSITION AND INVESTMENT OBJECTIVES, WITH FULL KNOWLEDGE THAT THIS INVESTMENT COULD RESULT IN A COMPLETE AND TOTAL LOSS. THE OPTIONEE RECOGNIZES THAT AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK AND IS A HIGHLY SPECULATIVE INVESTMENT, WHICH COULD RESULT IN A LOSS OF ALL OR PART OF THE OPTIONEE’S INVESTMENT. THERE IS NO ASSURANCE THAT ANY RETURN WILL BE RECEIVED ON THE OPTIONEE’S INVESTMENT. THE OPTIONEE CAN AFFORD A TOTAL LOSS OF THIS INVESTMENT AND DOES NOT REQUIRE, AND DOES NOT ANTICIPATE RECEIVING, ANY CASH FLOW FROM THIS INVESTMENT, NOW OR IN THE FUTURE.

(e)          The Optionee is a “United States Person” for purpose of the United States Internal Revenue Code. The address set forth below is the true and correct residence of the Optionee and the Optionee has no present intention of moving its residence to any other state or jurisdiction.

(f)          The Optionee is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and agrees that it shall submit such further assurances of such status as may be reasonably requested by the Company.

(g)          The Optionee hereby agrees that it will not, without the prior written consent of the Company or its managing underwriter, during the period commencing on the date of a final prospectus relating to the first public offering by the Company of its Common Stock pursuant to an offering registered under the Securities Act (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days plus such additional period up to 35 additional days as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports, and (ii) analyst recommendations and opinions, including but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto): (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for an IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 3.1(g) shall apply only to an IPO and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with such registration are intended third party beneficiaries of this Section 3.1(g) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Optionee further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.1(g) or that are necessary to give further effect thereto.

(h)                                 It is understood that the certificates evidencing the Shares purchased by the Optionee pursuant to the Option shall bear the legends contained on shares of the Company’s Common Stock immediately prior to the Optionee’s purchase thereof.

ARTICLE IV

Company Representations and Warranties

Section 4.1.                                Representations and Warranties of the Company.  The Company hereby represents and warrants to the Optionee that the Shares, when and if sold pursuant to the Option, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under any Company agreements and applicable state and federal securities laws.

ARTICLE V
Miscellaneous

Section 5.1                                   No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

Section 5.2                                   Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreements relating to the subject matter hereof existing between the parties on or prior to the date hereof are expressly canceled.

Section 5.3                                   Succession and Assignment: Transfer.  This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations without the prior written approval of the other party, which approval shall not be unreasonably withheld. The Optionee may not transfer the Option to any individual or entity without the prior written approval of the Company. The Company may, for any reason whatsoever, withhold its approval for any such proposed transfer.

Section 5.4                                   Tax Consultation.  The Optionee understands that the Optionee may suffer adverse tax consequences as a result of the Optionee’s receipt of this Option and/or the Optionee’s purchase or disposition of the Shares. The Optionee represents that the Optionee has consulted with any tax consultants the Optionee deems advisable in connection with the receipt of this Option and/or the purchase or disposition of the Shares and that the Optionee is not relying on the Company for any tax advice.

Section 5.5                                   No Guarantee of Future Working Relationship.  The Optionee acknowledges and agrees that neither this Agreement nor the transactions contemplated hereunder constitute an express or implied promise by the Company to the Optionee that the Optionee or the Advisors, whether now or in the future, will have any working relationship with the Company, whether as an advisor, consultant, contractor or otherwise.

Section 5.6                                   Non-Transferability of Option.  Unless otherwise consented to in advance in writing by the Board, the Option (or any other rights under this Agreement) may not be transferred in any manner and may be exercised only by the Optionee. The terms of this Agreement shall be binding upon the successors and assigns of the Optionee.

Section 5.7                                   Governing Law.  This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

Section 5.8                                   Notices.    All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given to the intended recipient as set forth below (a) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) business day after it is sent by Federal Express or similar reputable overnight courier service, or (c) upon transmission if sent via facsimile, provided electronic confirmation of receipt is received and a hard copy of such notice is subsequently sent via one of the methods described in subparagraph (a) or (b):

If to the Company:

Yext, Inc.
75th Ninth Avenue, 7th Floor
New York, NY 10011
Fax:
Attn:

with a copy to (which itself will not constitute notice):

Edward M. Zimmerman, Esq.
Lowenstein Sandler PC
65 Roseland Avenue
Roseland, NJ 07068
Tel: (973) 597-2500
Fax: (973) 597-2400

If to the Optionee:

SV Angel II-Q, L.P.
[ ]

[ ]

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth above.

Section 5.9                                   Severability.  If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 5.10                            Headings.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 5.11                            Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the same be made in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 5.12                            Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OPTIONEE

SV ANGEL H-Q, L.P.

By:	/s/ Pavid Uoe
	Name:	Pavid Uoe
	Title:	Managing Member

COMPANY:

YEXT, INC.

By:	/s/ Alok Bhushan
	Name:	Alok Bhushan
	Title:	CFO

[Signature Page to SV Angel 11-Q, L.P. Stock. Option Agreement]